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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             BROOKS AUTOMATION, INC.

      Brooks Automation, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

      FIRST: That, the Board of Directors of the Corporation, by unanimous written consent dated December 13, 2001, in accordance with the provisions of
Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment to the Corporation's Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

      RESOLVED: To amend, subject to the approval by the stockholders of the Corporation, the Corporation's Certificate of Incorporation to increase the number of shares of the Corporation's common stock authorized thereunder from 43,000,000 to 100,000,000 and to submit the amendment to the Corporation's Certificate of Incorporation to the stockholders of the Corporation for their consideration, with a recommendation for approval of the amendment.

      SECOND: The foregoing amendment to the Certificate of Incorporation was duly adopted by the stockholders at a meeting duly held, at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, on May 13, 2002.

      THIRD: That the Certificate of Incorporation be amended by deleting the first paragraph of Article Fourth in its entirety and replacing it to read as follows:

                "The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock")."

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      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Robert J. Therrien, President, and attested to by Samuel P. Williams, Assistant Secretary, as of this 13th day of May, 2002.

                                              BROOKS AUTOMATION, INC.

                                              By: /s/ Robert J. Therrien
                                                  -----------------------
                                                  Robert J. Therrien
                                                  President

ATTEST:

BY: /s/ Samuel P. William
    -----------------------
    Samuel P. Williams
    Assistant Secretary

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